Item 77C DWS Alternative Asset Allocation
Plus Fund
Registrant incorporates by reference to
its Proxy Statement filed on January 4,
2008 (SEC Accession No. 0001193125-08-001712).
The Special Meeting of Shareholders of
DWS Equity Trust, of which DWS Alternative
Asset Allocation Fund (the "Fund") is a
series, was reconvened on August 15, 2008
at the offices of Deutsche Asset Management,
345 Park Avenue, New York, NY 10154. The
following matter was voted upon by the
shareholders (the resulting votes are
presented below):
4A.	Approval of Amended and Restated
Declaration of Trust.

Number of Votes:
For
Against
Abstain
11,587,591.9070
216,856.7774
468,000.8653








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